Exhibit 10.15

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into as of the date set forth below Landlord’s signature (the “Effective Date”), by and between CRESCENT REAL ESTATE FUNDING VIII, L.P. (“Landlord”), a Delaware limited partnership, and NETSPEND CORPORATION (“Tenant”), a Delaware corporation, with reference to the following:

A.                                    Pursuant to that certain Lease Agreement dated August 11, 2003, by and between Landlord and Tenant (the “Lease”), Landlord has leased to Tenant certain space designated as Suite 1200 (the “Original Premises”) in the building known as Austin Centre located at 701 Brazos, Austin, Travis County, Texas (the “Building”).

B.                                    Landlord and Tenant now desire to amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                      Renewal and Expansion Options.  Landlord and Tenant acknowledge and agree that except as expressly provided in Exhibit “F” to the Lease, Tenant has no further options or rights to extend or renew the Term of the Lease or expand the Premises.

2.                                      Expansion Space.  The Lease is hereby modified and amended to include, effective as of the Expansion Date, certain space containing an additional 10,498 Rentable Square Feet, located on the 13th floor of the Building, as shown on Exhibit “A” attached hereto (the “Expansion Space”). As used herein, “Expansion Date” means the date that is the later of (a) Substantial Completion of the Landlord Work (as defined in the Work Letter attached hereto as Exhibit “B”), (b) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (c) the date Tenant takes possession of any part of the Expansion Space for purposes of conducting business. Tenant hereby acknowledges that the Expansion Space is leased by Tenant subject to all terms and conditions of the Lease, as amended hereby.

3.                                      Premises.  From and after the Expansion Date, the term “Premises” wherever used in the Lease shall mean and include the Original Premises, together with the Expansion Space, collectively consisting of 33,172 Rentable Square Feet.

4.                                      Lease Term for Expansion Space.  Tenant’s lease of the Expansion Space shall commence on the Expansion Date and shall terminate on March 31, 2009 (the “Expansion Term”), which is the date the initial Lease Term shall terminate, subject to earlier termination pursuant to the terms of the Lease.

5.                                      Base Rent.  During the Expansion Term, Tenant shall, in addition to the Base Rent due for the Original Premises pursuant to Section 1.D of the Lease, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Expansion Space the sum of $104,980.00 per annum (based on an annual rate of $10.00 per square foot), payable in monthly installments of $8,748.33 each, plus any applicable tax thereon. If the Expansion Term commences on a day other than the first day of a calendar month, the monthly Base Rent and the OE Payment for the Expansion Space for such month shall be prorated on a daily basis based on a 360 day calendar year.

6.                                      Operating Expenses.  Tenant shall continue to pay its Pro Rata Share of Operating Expenses in accordance with the Lease, as amended hereby. Landlord and Tenant acknowledge that Tenant’s Pro Rata Share prior to the Expansion Date is 6.598%, which is the percentage obtained by dividing (i) 22,647 Rentable Square Feet in the Premises by (ii) the 343,664 Rentable Square Feet in the Building. Landlord and Tenant further acknowledge that Tenant’s Pro Rata Share on and after the Expansion Date is 9.6525%, which is the percentage obtained by dividing (i) 33,172 Rentable Square Feet in the Premises by (ii) the 343,664 Rentable Square Feet in the Building.

7.                                      Condition of Expansion Space.  Tenant accepts the Expansion Space in its current condition, i.e., “AS IS” and “WITH ALL FAULTS” and acknowledges that Landlord makes no representations or warranties with respect thereto. Notwithstanding the foregoing, Landlord shall construct leasehold improvements in the Expansion Space in accordance with the Work Letter attached hereto as Exhibit “B”.

8.                                      Parking.  On and after the Expansion Date, in addition to the Parking Permits described in the Parking Agreement attached to the Lease as Exhibit “E”, Tenant shall take and pay for 14 permits allowing access to unreserved parking spaces in the Austin Centre Garage and 25 permits allowing access to unreserved parking spaces in the St. David’s Garage (each an “Additional Permit”). During the Expansion Term, Tenant shall pay $110.00 per month (plus any taxes thereon) for each Additional Permit allowing access to unreserved parking spaces in the Austin Centre Garage and $90.00 per month (plus any taxes thereon) for each Additional Permit allowing access to unreserved parking spaces in the St. David’s Garage. Other than the fee set forth above, each Additional Permit shall be taken by Tenant subject to the terms and conditions of the Parking Agreement attached to the Lease as Exhibit “E”.

9.                                      Security Deposit.  Prior to the Expansion Date, Tenant shall, in addition to the $34,653.43 Security Deposit currently held by Landlord, deliver to Landlord as an additional Security Deposit the sum of $14,074.58, for a total Security Deposit of $48,728.01.

10.                               Broker.  Tenant represents and warrants that it has not been represented by any broker, other than HerronWilliams, LLC (whose commission shall be paid by Landlord pursuant to a separate agreement), or agent in connection with the execution of this Amendment. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment. Landlord represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment. Landlord shall indemnify and hold harmless Tenant and its employees, agents and affiliates from and against any and all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming, through or under Landlord in connection with this Amendment.

11.                               Applicable Law.  As used herein, “Applicable Law” means all laws, statutes, ordinances, court rulings, regulations, public or private restrictions and requirements now or hereafter adopted by any governmental or other authority, board of fire underwriters, utility company, property association, declarant or similar body, affecting the Building or this Lease, including Title III of The Americans with Disabilities Act of 1990, the Accessibility Guidelines for Buildings and Facilities and any other law pertaining to disabilities and architectural barriers. The validity, performance and enforcement of the Lease are governed by the Applicable Law of the state or other jurisdiction where the Building is located. All obligations under the Lease are performable in the county or other jurisdiction in which the Building is located, which shall be the venue for all legal actions.

12.                               Miscellaneous.  This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. Landlord represents to Tenant that the person signing this Amendment on behalf of Landlord is authorized to execute this Amendment without the necessity of obtaining any other signature, and that this Amendment is fully binding on Landlord.

[SIGNATURES ON FOLLOWING PAGE]

Landlord and Tenant have executed this Amendment as of the Effective Date specified below Landlord’s signature.

LANDLORD:

CRESCENT REAL ESTATE FUNDING VIII, L.P.,
a Delaware limited partnership

By:	CRE Management VIII, LLC, a Delaware
limited liability company, its general partner

	By:		Crescent Real Estate Equities, Ltd.,
a Delaware corporation, its manager

		By:	/s/ Robert H. Boykin, Jr.
Robert H. Boykin, Jr.
Senior Vice President
Leasing

		Effective Date:	August 2, 2005

TENANT:

NETSPEND CORPORATION,
a Delaware corporation

	By:	/s/ Richard J. Savard
	Name:	Richard J. Savard
	Title:	CEO

EXHIBIT A

EXPANSION SPACE

EXHIBIT B

WORK LETTER

This Work Letter is attached as an Exhibit to a First Amendment to Office Lease (the “Amendment”) between CRESCENT REAL ESTATE FUNDING VIII, L.P., as Landlord, and NETSPEND CORPORATION, as Tenant, for the Expansion Space, the Rentable Square Footage of which is 10,498, located on the 13th floor of the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease, as amended. In the event of any conflict between the Lease, as amended, and this Work Letter, the latter shall control.

1.                                      Approved Construction Documents.

(a)                                 Tenant’s Information. Within 10 days after the Effective Date of this Amendment, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Expansion Space, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).

(b)                                 Construction Documents. Following Landlord’s execution of the Amendment and receipt of Tenant’s Information, Landlord’s designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant’s Information. Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

(c)                                  Approved Construction Documents. Within 3 Business Days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or (ii) provide Landlord Tenant’s written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 3 Business Days after receipt. If Tenant fails to request changes within such 3 Business Day period, Tenant shall be deemed to have approved the Construction Documents. Upon Tenant’s approval, the Construction Documents shall become the “Approved Construction Documents.” By granting approval of the Construction Documents (whether such approval is expressly granted or deemed given as provided above), Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant’s electrical requirements.

2.                                      Pricing and Bids.  Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Landlord Work with approved general contractors in accordance with the Approved Construction Documents and furnish written price estimates to Tenant. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within 5 Business Days after such receipt, Tenant shall return the estimates with written approval to Landlord. If Tenant fails to give its approval within such 5 Business Day period, the lowest competent estimates will be deemed approved by Tenant.

3.                                      Landlord’s Contributions.  Landlord will provide a construction allowance not to exceed $183,715.00 (the “Construction Allowance”), toward the cost of constructing the Landlord Work. Payments shall be made directly to Landlord’s contractor performing the Landlord Work. The cost of (a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Expansion Space, (c) purchasing and installing all building equipment for the Expansion Space (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, and (f) an asbestos survey of the Expansion Space if required by applicable Law, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. Tenant acknowledges that an asbestos survey will probably be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant’s construction planning. The Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose within 180 days of the Effective Date or be forfeited with no further obligation on the part of Landlord.

4.                                      Construction.

(a)                                 General Terms.  Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Expansion Space (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties.

In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease, as amended. Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Expansion Space. Tenant acknowledges that Tenant’s Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(b)                                 ADA Compliance.  Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Property’s parking facilities and all points of access into the Property. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Expansion Space, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

(c)                                  Substantial Completion.  The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Expansion Space) has been performed. Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments for the Expansion Space under the Amendment. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in the Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work.

5.                                      Costs.

(a)                                 Change Orders and Cost Overruns.  Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice. In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Commencement Date, and as a condition to Tenant’s right to take possession of the Expansion Space, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease.

(b)                                 Construction Management Fee.  Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 5% of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

6.                                      Acceptance.  By taking possession of the Expansion Space, Tenant agrees and acknowledges that (i) the Expansion Space is usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any agreed upon by Landlord and Tenant in writing): and (iii) both the Building and the Expansion Space are satisfactory in all respects.